Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2009 RESULTS:

•	Income from continuing operations was $11.8 million, a 51 percent increase from third quarter 2008 of $7.8 million

•	Total contract backlog increased to another record high at $467.7 million relating to growth in Asia-Pacific Sewer Rehabilitation and Energy and Mining

•
Income from continuing operations on a per diluted share basis was $0.30, as compared to $0.28 in the third quarter of 2008 with approximately 10.4 million additional shares issued in connection with 2009 acquisitions

•	Third quarter net income of $9.1 million ($0.23 per share) versus $6.7 million ($0.24 per share) a year ago

•
Strong fourth quarter 2009 results expected of $0.40 to $0.42 per diluted share, leading full year results, reflecting recent acquisitions, in line with previous guidance, at $1.02 to $1.04 per diluted share (excluding acquisition related transaction and severance costs)

Chesterfield, MO – October 27, 2009 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported third quarter income from continuing operations of $11.8 million ($0.30 per diluted share), representing a 51 percent increase from the third quarter of 2008, when income from continuing operations was $7.8 million ($0.28 per diluted share).

The third quarter 2009 results were favorably impacted by a pre-tax adjustment of $1.6 million, relating to certain earn-out obligations in connection with the February 2009 acquisition of substantially all of the assets of The Bayou Companies L.L.C. (“Bayou”) that will not be paid, as a result of weaker than anticipated financial results at Bayou due to weaker energy markets and delays in pipeline development projects.  The impact of this adjustment was recorded as a credit against previously recorded acquisition-related costs.

For the first nine months of 2009, income from continuing operations was $18.4 million, or $0.50 per diluted share, compared to $13.7 million, or $0.49 per diluted share, in the first nine months of 2008.  Excluding $6.6 million (pre-tax) of transaction and severance costs associated with the acquisitions of Bayou and Corrpro Companies, Inc. (“Corrpro”), income from continuing operations for the first nine months of 2009 would have been approximately $22.9 million, or $0.62 per diluted share (non-GAAP).

In the third quarter of 2009, discontinued operations reported a net loss of $2.6 million, or $0.07 per diluted share, related primarily to an unfavorable adjustment to a previously recorded tunneling claim that was resolved during the quarter, along with legal costs incurred in the pursuit of ongoing project and other business claims.  This tunneling claim represented the last of the significant contract issues for the discontinued operation, and no further material issues are anticipated in the future.

Third quarter net income was $9.1 million, or $0.23 per diluted share.  This compares to $6.7 million, or $0.24 per diluted share, for the third quarter of 2008.  For the first nine months of 2009, net income was $14.5 million, or $0.40 per diluted share, compared to net income of $12.0 million, or $0.43 per diluted share, in the first nine months of 2008.  Excluding the acquisition transaction and severance costs of $6.6 million (pre-tax), net income would have been $19.0 million, or $0.52 per diluted share (non-GAAP), for the first nine months of 2009.

Joe Burgess, President and Chief Executive Officer, commented, “These overall results are in line with our expectations for the quarter, and I am quite pleased with the progress we continue to make with each of our business segments.  In response to record contract backlog in the second quarter of 2009 in our North American Sewer Rehabilitation business, we expanded crew capacity and, as a result, saw revenues increase by 13 percent from last quarter.  Our gross and operating margins in this segment held strong at 25.4 percent and 10.9 percent, respectively, which is a direct result of our initiatives to improve our project management and execution capabilities.   While our contract backlog decreased somewhat from last quarter, our win rate in the market remained strong, and there were several large projects which were won but not awarded and signed by the end of the quarter.  Inclusive of these projects, our overall backlog in North American Sewer Rehabilitation would have been comparable to last quarter, which is very encouraging.  Our bid table remains very robust and there appears to be continued momentum from stimulus funding in the marketplace.  Our outlook for North American Sewer Rehabilitation continues to improve and we expect to build on our success in 2009 as we move into 2010.”

“During the third quarter, our Asia-Pacific Sewer Rehabilitation segment continued to experience dramatic top-line growth, as expected, and our contract backlog ended the quarter at $84.5 million, another record level.  We will begin work on substantial projects in Sydney and Hong Kong during the fourth quarter of 2009 and anticipate substantially increased profitability in the upcoming periods as a result of these projects, along with our work in India.  Now that we are out of the monsoon season, we expect an increased level of revenues from our Indian operation.”

“Profitability in Europe increased nicely this quarter with steady gross margin improvement and lower overhead costs.  Backlog continues to be at near record levels despite the lengthy downturn in the United Kingdom, and we have made significant progress in refining the operational structure that will enable financial returns to be in line with our long-term expectations.”

“Our Water Rehabilitation segment’s financial performance was poor in the third quarter of 2009, as a result of lower revenue, continued project execution issues on certain projects, along with costs associated with pilot testing of our new product, Insitumain™.  While our performance in this segment will not be up to our expectations for 2009, we are satisfied with the progress we have made with respect to the introduction of Insitumain™ in the second half of this year.  Initial pilot tests have been successful, and we are gaining momentum with our key customers.”

“The Bayou operations experienced a very slow third quarter as a result of a delay in pipe delivery until late September for a large project. We now expect to see dramatically improved revenue and operating profits from this business in the upcoming quarters.  We are beginning to experience improved market activity across our Energy and Mining segment, and our UPS operation now has substantially higher backlog, partially resulting from recent project awards in Mexico.  These project awards are indicative of the opportunities that have come about with the creation of the energy and mining platform with our recent acquisitions of Bayou and Corrpro.”

“With growing momentum in each of our operating segments, we anticipate performance for the fourth quarter to be the strongest of the year.  We expect to earn $0.40 to $0.42 per diluted share for the quarter, bringing our full year performance within our previously stated guidance, at $1.02 to $1.04 per diluted share excluding the acquisition related costs.  Each of the strategic actions taken in 2009 are beginning to bear fruit, and we believe that 2010 will be the strongest year in Insituform’s history.”

Consolidated revenues in the third quarter of 2009 were $201.9 million, a 46.4 percent increase over the third quarter of 2008.  Third quarter 2009 revenues included $15.2 million and $44.2 million in revenues from Bayou and Corrpro, respectively.  Excluding Bayou and Corrpro revenues, consolidated revenues for the third quarter of 2009 would have been $142.4 million (non-GAAP), a $4.5 million, or 3.3 percent, increase from third quarter 2008 revenues.  This increase was primarily due to growth in our Asia-Pacific Sewer Rehabilitation segment and our North American Sewer Rehabilitation segment, partially offset by lower revenues in our European Sewer Rehabilitation segment and Water Rehabilitation segment.  Revenues in our Asia-Pacific Sewer Rehabilitation segment increased $8.0 million, or 454.9 percent, compared to the third quarter 2008, primarily as a result of increased activity in India, along with the inclusion of revenue from Hong Kong and Australia, as a result of the June 2009 acquisitions of the remaining 50 percent interest in our Hong Kong and Australian joint ventures.  Revenues in our North American Sewer Rehabilitation segment increased by $5.5 million, or 6.2 percent, compared to the third quarter 2008, as a result of increased workable backlog in the third quarter 2009.  Third-party product sales, included in our North American Sewer Rehabilitation segment, were $2.9 million in the third quarter of 2009, compared to $2.4 million in the third quarter of 2008.    Revenues in our European Sewer Rehabilitation segment declined $3.9 million, or 14.4 percent. This decrease was primarily reflective of continued market weakness in the United Kingdom, along with weak foreign currencies against the U.S. dollar, which negatively impacted revenues for this segment by approximately $1.9 million.  Our Water Rehabilitation revenues decreased by $1.6 million, or 27.5 percent, for the third quarter of 2009, due to low levels of workable backlog as we continue to rollout our newly introduced InsituMain™ product line through pilot testing.  Energy and Mining revenues, exclusive of the impact of Bayou and Corrpro, declined $3.5 million, or 25.3 percent, from the third quarter of 2008, due principally to lower revenues in United Pipeline System’s Chilean operations, along with decreased activity in other international markets.

Consolidated gross profit for the third quarter of 2009 totaled $53.1 million, an increase of $20.9 million, or 64.9 percent, from the same period in 2008.  This amount included $2.6 million and $14.1 million in gross profit contributed by Bayou and Corrpro, respectively, in the third quarter of 2009.  Excluding the impact of Bayou and Corrpro, gross profit was $36.4 million (non-GAAP), which represented an increase of $4.2 million, or 12.8 percent, compared to the prior year quarter, notwithstanding revenue declines in our United Pipeline System business and our European Sewer Rehabilitation segment.  Gross profit was primarily impacted by a significant improvement in gross margins in our North American Sewer Rehabilitation segment due to improved project execution and lower resin and fuel costs.  Gross profit and margins were also boosted somewhat by increased third-party product sales in North America.  Our European Sewer Rehabilitation segment experienced a slight increase in gross profit margins year over year, despite the decline in revenues, due primarily to improved performance in the Netherlands, Spain and France. Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially, principally as a result of the increase in revenues in India.  Gross profit in our Water Rehabilitation segment decreased by $1.0 million, primarily due to project performance issues on several projects that were completed during the quarter, along with lower revenues.  Gross profit in our Energy and Mining segment, excluding the impact of the acquisitions of Bayou and Corrpro, dropped by $1.0 million (non-GAAP) in the third quarter of 2009 from one year ago, primarily due to the decline in revenues in our United Pipeline Systems business.  However, United Pipeline Systems’ gross margins improved to 31.4 percent versus 30.6 percent in the third quarter of 2008, due primarily to favorable project execution in Canada.

Consolidated operating expenses for the third quarter of 2009 were $37.0 million, which included $3.3 million and $10.4 million in operating expenses of Bayou and Corrpro, respectively.  During the third quarter of 2009, we recorded a reduction in operating expense due to the reversal of an earn-out tied to the operating results of Bayou, described earlier.  Consolidated operating expenses for the quarter also included approximately $0.7 million in severance and other related expenses related to reduction in force activities at Bayou and Corrpro to support ongoing synergistic cost savings initiatives.  Consolidated operating expenses in the third quarter of 2009, excluding the impacts of the acquisitions of Bayou and Corrpro (non-GAAP), increased by $1.4 million, or 6.4 percent, to $23.3 million compared to the third quarter of 2008.  This increase was primarily the result of increased operating costs in our Asia Pacific Sewer Rehabilitation segment due to continued business growth and the inclusion of expenses from our Hong Kong and Australia subsidiaries.

Consolidated operating income in the third quarter of 2009 was $17.7 million.  Excluding the results of Bayou and Corrpro, consolidated operating income (non-GAAP) was $14.6 million, a $4.3 million, or 42.2 percent, increase from the third quarter of 2008.

Net income of $9.1 million in the third quarter of 2009 represented an increase of $2.4 million, or 37.5 percent, from the $6.7 million recorded in the third quarter of 2008.

For the first nine months of 2009, consolidated revenues increased $113.7 million, or 28.5 percent, to $513.1 million from $389.4 million in the same period of 2008.  Gross profit increased $41.5 million, or 46.0 percent, to $131.7 million compared to the same period of 2008.  The primary factors driving improved performance in the third quarter were also responsible for increased profitability during the nine months ended September 30, 2009 versus the same period in 2008.  Operating expenses increased $30.0 million, or 42.5 percent, to $100.5 million compared to the same period of 2008.  This increase in operating expenses included $6.6 million in transaction and severance expenses related to the acquisitions of Bayou and Corrpro and $28.5 million in operating expenses from these entities. Operating expenses for the first nine months of 2008 included approximately $1.7 million in expenses related to a proxy contest.  Operating expenses decreased in our North American Sewer Rehabilitation and European Sewer Rehabilitation segments by $5.4 million and $2.8 million, respectively, as a result of cost reduction efforts and, for Europe, lower foreign currency exchange rates, while operating expenses grew in our Asia-Pacific Sewer Rehabilitation segment due to ongoing growth initiatives.  Operating expenses in our Energy and Mining segment increased by $35.3 million due to the additional operating expenses of Bayou and Corrpro and the $6.6 million of acquisition related expenses.  As a result of the foregoing, consolidated operating income increased $11.5 million, or 58.3 percent, to $31.3 million for the nine months ended September 30, 2009 compared to the prior year period.

For the first nine months of 2009, income from continuing operations increased $4.7 million, or 34.2 percent, to $18.4 million, or $0.50 per diluted share, from $13.7 million, or $0.49 per diluted share, in the first nine months of 2008.  Favorably impacting the first nine months of 2009 income from continuing operations was a one-time income tax benefit of $0.6 million related to the revaluation of deferred taxes on fixed assets. Excluding the $6.6 million in acquisition related costs, income from continuing operations increased to approximately $22.9 million (non-GAAP).

Total contract backlog increased to $467.7 million at September 30, 2009 compared to $462.4 million at June 30, 2009, a 1.1 percent increase.

Contract backlog in our North American Sewer Rehabilitation segment at September 30, 2009 was $183.8 million, representing a decrease of $23.0 million, or 11.1 percent, from its record high of $206.8 million at June 30, 2009 and an increase of $5.3 million, or 2.9 percent, over the September 30, 2008 backlog level.  Revenues in the third quarter of 2009 increased by $11.2 million from the second quarter of 2009, partially contributing to the decrease in contract backlog from the previous quarter.  In addition, there were a number of large projects which were won but not signed at quarter end.

Contract backlog at September 30, 2009 in our European Sewer Rehabilitation segment decreased by $0.2 million, or 0.4 percent, to $40.7 million compared to $40.9 million at June 30, 2009, and increased by $10.0 million, or 32.6 percent, compared to $30.7 million at September 30, 2008.  Contract backlog compared to the prior year period end was bolstered by project wins in France and the Netherlands.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $84.5 million at September 30, 2009 compared to $60.9 million at June 30, 2009. The increase in backlog was due primarily to the recent large awards in our Australia and Hong Kong operations.  Bidding activity remains strong in these markets, along with India, and we expect backlog to continue to grow in the coming quarters.

Water Rehabilitation contract backlog was $7.5 million at September 30, 2009 compared to $7.7 million at June 30, 2009 and $6.7 million at September 30, 2008.   During the third quarter of 2009, we continued to make progress with respect to establishing our Insitumain™ product in the marketplace, through a number of pilot projects.  We will continue to rollout this product in the fourth quarter, and we expect to gain contract backlog in the near future.

Energy and Mining contract backlog was $151.2 million at September 30, 2009 compared to $146.1 million at June 30, 2009.  Contract backlog for our United Pipeline Systems business increased by $12.6 million at September 30, 2009 from June 30, 2009 due to a recent award in Mexico.  Subsequent to September 30, 2009, we were awarded a second major contract in Mexico valued at $13.9 million which is not included in backlog at September 30, 2009.  Contract backlog for Bayou was $64.8 million at September 30, 2009, which was down from $66.8 million at June 30, 2009.  At September 30, 2008, Bayou’s contract backlog was approximately $82.1 million.  Corrpro’s contract backlog at September 30, 2009 was $59.0 million, down from $64.5 million at June 30, 2009, and down from $71.9 million at September 30, 2008.  The backlog numbers for Bayou and Corrpro as of September 30, 2008 are not included in our Energy and Mining contract backlog as of such date as we did not own the companies at that date.  Our prospects for each of the businesses within our Energy and Mining segment are improving, as our customers have gained a greater understanding of our expanded product and service offering, and as the market has experienced some recovery from the lows earlier in the year.

Unrestricted cash increased in the third quarter of 2009 to $90.7 million from $79.5 million at June 30, 2009, principally as a result of improved working capital management.  Unrestricted cash decreased by $8.7 million from December 31, 2008, primarily as a result of cash used to acquire Corrpro Companies on March 31, 2009.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 10, 2009.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Insituform's total earnings per share. The (non-GAAP) earnings per share and guidance excludes one or more of the following: the earnings impact of the exclusion of acquisition transaction and severance costs or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the company believes it allows it to more accurately compare the Company's ongoing performance across periods.

Insituform®, the Insituform® logo, Insitumain™, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$ 201,852	$ 137,877	$ 513,060	$ 399,390
Cost of revenues	148,730	105,655	381,349	309,152
Gross profit	53,122	32,222	131,711	90,238
Acquisition-related costs	(1,600)	–	6,619	–
Operating expenses	37,018	21,948	93,839	70,494
Operating income	17,704	10,274	31,253	19,744
Other income (expense):
Interest income	120	823	304	2,410
Interest expense	(2,327)	(1,161)	(5,804)	(3,546)
Other	363	(68)	655	937
Total other expense	(1,844)	(406)	(4,845)	(199)
Income before taxes on income	15,860	9,868	26,408	19,545
Taxes on income	4,939	2,035	7,684	4,842
Income before equity in earnings (losses) of affiliated companies	10,921	7,833	18,724	14,703
Equity in earnings (losses) of affiliated companies, net of tax	1,011	351	704	(243)
Income before discontinued operations	11,932	8,184	19,428	14,460
Loss from discontinued operations, net of tax	(2,646)	(1,139)	(3,936)	(1,744)
Net income	9,286	7,045	15,492	12,716
Less: net income attributable to noncontrolling interests	(139)	(393)	(1,003)	(726)
Net income attributable to common stockholders	$ 9,147	$ 6,652	$ 14,489	$ 11,990

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$ 0.31	$ 0.28	$ 0.50	$ 0.50
Loss from discontinued operations	(0.07)	(0.04)	(0.10)	(0.06)
Net income	0.24	0.24	0.40	0.44
Diluted:
Income from continuing operations	$ 0.30	$ 0.28	$ 0.50	$ 0.49
Loss from discontinued operations	(0.07)	(0.04)	(0.10)	(0.06)
Net income	$ 0.23	$ 0.24	$ 0.40	$ 0.43

Weighted average number of shares:
Basic	38,466,050	27,490,413	36,665,437	27,559,721
Diluted	39,156,935	28,195,945	37,095,714	28,193,505

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
North American Sewer Rehabilitation	$ 94,858	$ 89,346	$ 259,049	$ 257,495
European Sewer Rehabilitation	23,152	27,055	62,067	79,313
Asia-Pacific Sewer Rehabilitation	9,811	1,768	22,154	5,459
Water Rehabilitation	4,289	5,917	8,740	9,738
Energy and Mining	69,742	13,791	161,050	47,385
Total revenues	$ 201,852	$ 137,877	$ 513,060	$ 399,390

Gross profit (loss):
North American Sewer Rehabilitation	$ 24,082	$ 20,184	$ 64,915	$ 56,405
European Sewer Rehabilitation	6,212	5,941	16,354	15,936
Asia-Pacific Sewer Rehabilitation	2,614	614	6,382	1,699
Water Rehabilitation	220	1,263	(35)	1,692
Energy and Mining	19,994	4,220	44,095	14,506
Total gross profit	$ 53,122	$ 32,222	$ 131,711	$ 90,238

Operating income (loss):
North American Sewer Rehabilitation	$ 10,322	$ 6,757	$ 25,844	$ 11,910
European Sewer Rehabilitation	1,095	347	2,120	(1,084)
Asia-Pacific Sewer Rehabilitation	613	368	2,407	722
Water Rehabilitation	(334)	482	(2,371)	(780)
Energy and Mining	$ 6,008	2,320	3,253	8,976
Total operating income	$ 17,704	$ 10,274	$ 31,253	$ 19,744

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
(in millions)
North American sewer rehabilitation	$ 183.8	$ 206.8	$ 160.4	$ 150.8	$ 178.5
European sewer rehabilitation	40.7	40.9	26.1	25.2	30.7
Asia-Pacific sewer rehabilitation (1)	84.5	60.9	40.1	46.2	53.6
Water rehabilitation	7.5	7.7	8.9	8.2	6.7
Energy and mining (2)	151.2	146.1	153.2	18.7	23.4
Total	$ 467.7	$ 462.4	$ 388.7	$ 249.1	$ 292.9

       __________________

(1)
Contract backlog for our Asia-Pacific Sewer Rehabilitation segment includes backlog for our recently acquired interests in our joint ventures in Hong Kong and Australia of $13.9 million and $35.1 million, respectively, at September 30, 2009, and $17.7 million and $6.9 million, respectively, at June 30, 2009.  Contract backlog for these operations were not included prior to June 30, 2009, as they were not consolidated operations.

(2)
Contract backlog for our Energy and Mining segment includes backlog of our recently acquired Bayou and Corrpro businesses of $64.8 million and $59.0 million, respectively, at September 30, 2009, $66.8 million and $64.5 million, respectively, at June 30, 2009 and $76.7 million and $62.2 million, respectively, as of March 31, 2009.  Such operations were not part of our company as of December 31, 2008 or September 30, 2008.

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$ 90,663	$ 99,321
Restricted cash	2,072	1,829
Receivables, net	142,897	97,257
Retainage	21,131	21,380
Costs and estimated earnings in excess of billings	61,412	37,224
Inventories	31,808	16,320
Prepaid expenses and other assets	27,238	37,637
Current assets of discontinued operations	5,852	13,704
Total current assets	383,073	324,672
Property, plant and equipment, less accumulated depreciation	138,037	71,423
Other assets
Goodwill	183,999	122,961
Identified intangible assets, less accumulated amortization	79,287	10,353
Investments in affiliated companies	27,868	6,769
Other assets	17,099	7,285
Total other assets	308,253	147,368
Non-current assets of discontinued operations	6,039	5,843

Total Assets	$ 835,402	$ 549,306

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$ 137,903	$ 97,593
Billings in excess of costs and estimated earnings	11,737	9,596
Current maturities of long-term debt and line of credit	10,000	–
Notes payable	4,703	938
Current liabilities of discontinued operations	1,576	1,541
Total current liabilities	165,919	109,668
Long-term debt, less current maturities	100,000	65,000
Other liabilities	44,791	2,831
Non-current liabilities of discontinued operations	1,142	818
Total liabilities	311,852	178,317

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 38,830,853 and 27,977,785, respectively	389	280
Additional paid-in capital	242,197	109,235
Retained earnings	275,105	260,616
Accumulated other comprehensive income (loss)	1,025	(2,154)
Total stockholders’ equity before noncontrolling interests	518,716	367,977
Noncontrolling interests	4,834	3,012
Total equity	523,550	370,989

Total Liabilities and Equity	$ 835,402	$ 549,306